Exhibit 99.1

             COLUMBIA BANCORP REALIGNS DUTIES OF EXECUTIVE OFFICERS

    THE DALLES, Ore., Jan. 2 /PRNewswire-FirstCall/ -- Roger Christensen, President and CEO of Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank announced today that he will be changing the titles of two executive management team members and realigning some of their responsibilities to better meet the needs of the company.

    Greg B. Spear will continue as the Chief Financial Officer, but will also have the Chief Administrative Officer title. As the Chief Administrative Officer, his duties will include strategic oversight and company expansion plans.

    Craig J. Ortega will retain the title of President of Columbia River Bank but will no longer serve as the Chief Operating Officer. His overall duties will continue to be oversight of the bank as well as outside sales development activities and recruitment of key personnel.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

SOURCE  Columbia Bancorp
    -0-                             01/02/2007
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com /
    (CBBO)